Exhibit 99-1

Contact: Roger R. Hopkins, Chief Accounting Officer

Phone: (615) 890-9100

NHI Announces Sale of Two Skilled Nursing Facilities in Texas

MURFREESBORO, Tenn. – (July 1, 2010) – National Health Investors, Inc. (NYSE:NHI) announced today it has closed a $6.2 million sale of two skilled nursing facilities in Texas to its current lessee Legend Healthcare and affiliates (“Legend”).  These facilities were constructed in 1986 and 1990, total 182 beds, and were originally leased to Legend in March 2005 with a purchase option.  NHI is deferring the recognition of the gain on the sale of these facilities by utilizing the like-kind exchange rules under Section 1031 of the U.S. Internal Revenue Code.

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans.  NHI’s investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, an acute psychiatric hospital and an acute care hospital.  The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhinvestors.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release.  Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI’s Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at http://www.sec.gov or on NHI’s web site at http://www.nhinvestors.com